Exhibit 10.1

May __, 2019

Sears Hometown and Outlet Stores, Inc.
5500 Trillium Boulevard, Suite 501
Hoffman Estates, Illinois 60192

Retention Agreement

Dear _____________:

Sears Hometown and Outlet Stores, Inc. (including any successor thereto, by way of merger or otherwise, the “Company,” “we,” “our,” or “us”), in recognition of the present uncertainty regarding the future of the Company and the possibility of a sale of all or a portion of the Company’s business, is pleased to offer you a special retention incentive, on the terms and conditions of this letter agreement, to which we and you agree.

1.Minimum Guaranteed 2019 AIP Payment. Provided that you remain continuously employed by the Company through the earlier of (i) April 15, 2020 or (b) one of the Acceleration Events described in paragraph 2 below, your payment with respect to the Company’s 2019 AIP shall not be less than 50% of your percentage incentive opportunity under the 2019 AIP (the “Guaranteed Bonus”). If you remain continuously employed by the Company through April 15, 2020 (and no Acceleration Event has occurred with respect to you before that date) you shall be entitled to payment of the greater of the Guaranteed Bonus and the amount determined pursuant to the terms of the 2019 AIP.

2.Acceleration Events. Notwithstanding paragraph 2 above, the Guaranteed Bonus shall be paid to you in full on an accelerated basis on or as soon as practicable following the earliest to occur of the following (each an “Acceleration Event”) provided that you remain continuously employed by the Company until the applicable Acceleration Event:

a.the sale of all or substantially all the assets of the Company as of the date hereof;

b.any person or group becomes a “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Company’s Board of Directors; provided, however; that in the case of any person or group that includes any of ESL Partners, L.P., RBS Partners, L.P., ESL Investments, Inc., Transform Holdco LLC, Edward S. Lampert, or any of their respective affiliates, “50%” shall be replaced by 90%;

c.the consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company (a “Reorganization”), unless immediately following the Reorganization: (A) more than 50% of the combined voting power of (x) the corporation resulting from the Reorganization (the “Surviving Corporation”) or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation, is represented by the voting securities of the Company that were outstanding immediately prior to the Reorganization (or, if applicable, is represented by shares into which such voting securities of the Company were converted pursuant to the Reorganization), and such voting power among the holders thereof is in substantially the same proportion as the voting power of the voting securities of the Company among the holders thereof immediately prior to the Reorganization;

d.the sale by the Company of all or substantially all of the assets of the business segment of the Company (either Hometown or Outlet) in which you currently are employed;

e.a termination of your employment by the Company without Cause or by you for Good Reason (as such terms are defined below) following the sale of all or substantially all of the assets of either Hometown or Outlet.

3.Definitions. As used herein, (a) “Cause” means (i) a material breach by you (other than a breach resulting from your incapacity due to a disability as determined by the Company) of your duties and responsibilities, which breach is demonstrably willful and deliberate on the your part, is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company, and is not remedied by you in a reasonable period of time after receipt of written notice from the Company specifying the breach, (ii) the commission by you of a felony involving moral turpitude, or (iii) your dishonesty or willful misconduct in connection with your employment with the Company, and (b) “Good Reason” means that, without your written consent, your annual base salary in effect on the date of this agreement is reduced by 10% or more, or your place of employment is relocated by the Company to a business location that is more than 50 miles from your place of employment as of the date hereof.

4.Withholding. The Company shall withhold all applicable federal, state, or local taxes of any kind (including your FICA obligation) from the Guaranteed Bonus.

5.At Will Employment. Your employment with the Company and its wholly owned subsidiaries remains at-will, meaning that you and the Company may terminate the employment at any time, with or without Cause, and with or without notice to you. Neither this letter agreement nor the Guaranteed Bonus has any effect on the at-will nature of your employment.

6.Entire Agreement. This letter agreement contains all of the agreements, understandings, and representations between the Company and you relating to the subject matter of this letter agreement. This letter agreement supersedes all prior and contemporaneous written and oral understandings, discussions, agreements, representations, and warranties with respect to the subject matter.

7.Amendment; Governing Law. This letter agreement may not be amended or modified except in writing signed by the Company and you. This letter agreement, for all purposes, will be construed in accordance with the laws of Illinois without regard to conflicts-of-law principles.

8.Section 409A. This letter agreement is intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended, and will be construed and administered in accordance with Section 409A.

You are a valuable member of our team and we look forward to your continued employment with us during this difficult period.

Very truly yours, SEARS HOMETOWN AND OUTLET STORES, INC. By: ___________________ Philip Etter Vice President, Human Resources
Agreed to and accepted: __________________________[NAME]